Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Holdings, Inc. Reports 63% Revenue Growth for Q1 2017

Launches Second Line of Products for Continued Growth

Boca Raton, FL (May 11, 2017) – (OTCQX: CELH) Celsius Holdings Inc., the maker of CELSIUS®, the leading global fitness drink, today reported financial results for the three month period ended March 31, 2017.

First Quarter 2017 Highlights:

•	Revenue of $6.0 million, up 63.1% compared to $3.7 million in the year ago quarter
‒	Domestic revenue increased 81% to a record $4.8 million, up from $2.7 million in the year ago quarter
‒	International revenue increased 18% to $1.2 million, up from $1.0 million in the year ago quarter
•	Gross profit of $2.4 million, inclusive of a one-time charge of $235,000 for the write-down of old packaging and fees associated with label changes, compared to $1.5 million in the year ago quarter
•	Net loss to common stockholders of $(2.0) million compared to $(1.3) million in the year ago quarter
•	Non-GAAP Adjusted EBITDA* of $(322,000), excluding $725,000 of non-recurring expenses, including CEO retirement and transition expenses of $490,000, inventory write-down of $194,000 and packaging label changes of $41,000, compared to $(886,000) in the year ago quarter
•	Launched the second line in the product portfolio, CELSIUS HEAT™, a new trainer's grade dietary supplement targeting athletic trainers, body builders, military personnel and endurance athletes

“Our financial results reflect a robust start to our ongoing business operations in 2017 with total revenue up 63% on increased volume in both domestic and international markets,” said John Fieldly, Interim President and Chief Executive Officer and Chief Financial Officer. “During the first quarter of 2017 we completed our rebranding, pioneering our position as the leading global fitness drink by adding a global brand mark iconic “C” to our packaging and the tagline “Live Fit”. We launched our second product line, CELSIUS HEAT™, as scheduled late in the first quarter, and it is being well received among the personal training, body building and elite athlete communities. CELSIUS HEAT™ is initially available in Vitamin Shoppe®, 24Hour Fitness®, Gold’s Gym®, hi-health®, Youfit, and other fine retailers.

“Our efforts to improve profitability by controlling and reducing our cost of goods continue, while we execute our plans for global expansion, broader distribution and entry into new markets against a backdrop of strong and growing consumer demand for healthy beverages,” concluded Fieldly.

2424 North Federal Hwy. • Suite 208 • Boca Raton, FL 33431 • p: 561-276-2239 • f: 561-276-2268 • celsius.com

Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016

Revenue

Revenue for the three months ended March 31, 2017 and March 31, 2016 was $6.0 million and $3.7 million, respectively, an increase of 63%. This increase was driven primarily by a 81% growth in domestic revenue associated from blended growth rates of 47% in retail accounts arising mainly from growth in existing accounts and expansion of convenience store distribution initiatives, 88% growth in internet retailer accounts and 237% in health and fitness accounts mainly derived from growth in existing account and the initial launch of Celsius Heat™ into the channel from the same period in 2016.

Gross profit

Gross profit was $2.4 million, or 39.7% of revenue, in the three months ended March 31, 2017 compared to $1.5 million, or 41.3% of revenue, for the same period in 2016. The increase in gross profit is primarily due to increases in revenue and reductions in the cost of raw materials. The decrease in gross profit margin is due to a one-time charge of $235,400 associated with a write-down of old packaging and fees associated with label changes. Excluding this one-time charge, gross profit margin increased 230 basis points to 42.0% compared to the prior year period.

Operating expenses

Sales and marketing expenses for the three months ended March 31, 2017 and March 31, 2016 were $2.2 million and $1.8 million, respectively. The 20% increase is due primarily to increases in investments in human resources of $247,000, warehousing of $41,000 and increases in marketing programs of $69,000.

General and administrative expenses for the three months ended March 31, 2017 and March 31, 2016 were $2.1 million and $875,000, respectively. The increase was primarily the result of non-recurring expenses including $490,000 for CEO retirement and transition expenses, $328,000 of stock-based compensation for directors as well as an increase in options expense of $200,000 and investments in human resources, professional fees and research and development, all of which were partially offset by a reduction in travel expenses.

Other expense

Total other expense was $48,000 and $57,000 for the three months ended March 31, 2017 and March 31, 2016, respectively as a result of lower interest expense on a lower outstanding debt balance.

Net Loss

For the three months ended March 31, 2017, Celsius had a net loss of $1.9 million, and after giving effect to preferred stock dividends of $90,245, a net loss to common stockholders of $2.0 million or $0.05 per share based on a weighted average of 41,783,853 shares outstanding. In comparison, for the three months ended March 31, 2016 the company had a net loss of $1.2 million, and after giving effect to preferred stock dividends of $86,652, a net loss to common stockholders of $1.3 million or $0.03 per share based on a weighted average of 38,380,380 shares outstanding.

2424 North Federal Hwy. • Suite 208 • Boca Raton, FL 33431 • p: 561-276-2239 • f: 561-276-2268 • celsius.com

Liquidity and Capital Resources

As of March 31, 2017, the company had cash of $20.9 million compared to $11.7 million as of December 31, 2016. The company had working capital of $24.2 million and $15.4 million as of March 31, 2017 and December 31, 2016, respectively.

Cash used in operations during the three months ended March 31, 2017 totaled $861,000. The company incurred a net loss of $2.0 million during the three months ended March 31, 2017, increasing the accumulated deficit to $55.3 million as of March 31, 2017.

Conference Call

Management will host a conference call today, Thursday, May 11, 2017 at 4:30 pm ET to discuss the results with the investment community.

To participate in the conference call, please call one of the following telephone numbers at least 10 minutes before the start of the call:

US:	1-877-709-8150
International:	1-201-689-8354

An audio replay of the call will be available on the Company's website at http://celsius.com/press-releases/.

Disclosures can be found on the Company’s online disclosure portal at: http://www.otcmarkets.com/stock/CELH/filings

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCQX: CELH), founded in April, 2004, is a global company with a proprietary, clinically-proven formula for flagship brand CELSIUS®. Celsius Holdings, Inc., has a corporate mission to become the global leader of a branded portfolio which is proprietary, clinically-proven or patented in its category, and offers significant health benefits.

CELSIU®S’ original line comes in seven delicious sparkling and non-carbonated flavors, and in powder stick packets which can be mixed with water. CELSIUS® has no preservatives, no aspartame, no high fructose corn syrup, is non-gmo, with no artificial flavors or colors, and has no added sodium. The CELSIUS line of products is kosher and vegan certified, soy, gluten, and sugar free.  CELSIUS®’ new natural line is available in six refreshing flavors (three sparkling): grapefruit, cucumber lime, orange pomegranate, and (three non-carbonated):  pineapple coconut, watermelon berry and strawberries & cream.

2424 North Federal Hwy. • Suite 208 • Boca Raton, FL 33431 • p: 561-276-2239 • f: 561-276-2268 • celsius.com

For additional information, please visit www.CELSIUS.com, and for all press inquiries and product samples, please contact John Filizzola at john@co-opagency.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings’ future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

2424 North Federal Hwy. • Suite 208 • Boca Raton, FL 33431 • p: 561-276-2239 • f: 561-276-2268 • celsius.com

Celsius Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31, 2017 (Unaudited)	December 31, 2016 (1)
ASSETS

Current assets:
Cash	$20,904,487	$11,747,138
Accounts receivable, net	3,273,941	2,787,732
Inventories, net	2,577,620	2,211,370
Prepaid expenses and other current assets	1,805,983	937,349
Total current assets	28,562,031	17,683,589

Property and equipment, net	35,631	33,533
Total Assets	$28,597,662	$17,717,122
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$3,579,920	$1,754,207
Accrued preferred dividend	392,800	353,666
Deferred revenue and other current liabilities	394,588	214,612
Total current liabilities	4,367,308	2,322,485

Long-term liabilities:
Line of credit note payable-related party	3,500,000	4,500,000
Total Liabilities	7,867,308	6,822,485

Stockholders’ Equity:
Preferred Stock, $0.001 par value; 2,500,000 shares authorized, 6,380 and 6,380 shares issued and outstanding at March 31, 2017 and December 31, 2016	6	6
Common stock, $0.001 par value; 75,000,000 shares authorized, 43,905,241 and 39,999,784 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	43,905	40,000
Additional paid-in capital	76,012,320	64,208,963
Accumulated deficit	(55,325,877)	(53,354,332)
Total Stockholders’ Equity	20,730,354	10,894,637
Total Liabilities and Stockholders’ Equity	$28,597,662	$17,717,122

(1)	Derived from Audited Financial Statements

2424 North Federal Hwy. • Suite 208 • Boca Raton, FL 33431 • p: 561-276-2239 • f: 561-276-2268 • celsius.com

Celsius Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	For the three months ended March 31,
	2017	2016
Revenue	$6,000,429	$3,678,606
Cost of revenue	3,617,623	2,158,742
Gross profit	2,382,806	1,519,864

Selling and marketing expenses	2,153,087	1,788,268
General and administrative expenses	2,062,963	875,278
Total operating expense	4,216,050	2,663,546

Loss from operations	(1,833,244)	(1,143,682)

Other Income (Expense):
Interest expense	(48,056)	(56,875)
Total Other Income (Expense)	(48,056)	(56,875)

Net Loss	(1,881,300)	(1,200,557)
Preferred stock dividend	(90,245)	(86,652)
Net Loss available to common stockholders	$(1,971,545)	$(1,287,209)

Loss per share:
Basic	$(0.05)	$(0.03)
Diluted	$(0.05)	$(0.03)
Weighted average shares outstanding:
Basic	41,783,853	38,380,380
Diluted	41,783,853	38,380,380

2424 North Federal Hwy. • Suite 208 • Boca Raton, FL 33431 • p: 561-276-2239 • f: 561-276-2268 • celsius.com

Celsius Holdings, Inc.

Reconciliation of Non-GAAP Financial Measure

(Unaudited)

	Three months ended March 31,
	2017	2016
Net income (loss) available to common stockholders (GAAP measure)	$(1,971,545)	$(1,287,209)
Add back:
Depreciation and amortization expense	4,233	3,395
Net interest expense	48,056	56,875
Preferred stock dividend	90,245	86,652
Stock-based compensation	782,270	254,715

Non-GAAP Adjusted EBITDA	$(1,046,741)	$(885,572)
Non-recurring one-time charges
Inventory write-down & Label artwork change fees	194,040	-
Label artwork change fees	41,321	-
CEO recruiting fees	66,666	-
CEO retirement compensation	422,659	-
Total non-recurring one-time charges	724,686	-
Non-GAAP Adjusted EBITDA excluding one-time charges	$(322,055)	(885,572)

*We report financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), but believe that disclosure of adjusted EBITDA, a non-GAAP financial measure, may provide users with additional insights into operating performance.

##

2424 North Federal Hwy. • Suite 208 • Boca Raton, FL 33431 • p: 561-276-2239 • f: 561-276-2268 • celsius.com